Fifth Third Reports First Quarter 2023 Diluted Earnings Per Share of $0.78
Average and period-end total deposits were flat compared to the prior quarter
Credit quality remains strong with net charge-off ratio of 0.26% and early stage delinquencies of 0.26%
Reported results included a negative $0.05 impact from certain items on page 2

Key Financial Data				Key Highlights

$ millions for all balance sheet and income statement items
	1Q23	4Q22	1Q22
         Stability:
•Period-end and average total deposits were flat compared to 4Q22; average core deposits decreased 1% as expected
•Strong credit quality; net charge-off ratio of 0.26%, 30-89 day early stage delinquencies of 0.26%, and NPA ratio of 0.51%
•ACL of 1.99%, an increase of 1 bp from 4Q22, including the (4) bps impact of ASU 2022-02
    Profitability:
     Compared to 1Q22
•Revenue increased 18%, PPNR(a) increased 34% (adjusted PPNR(a) increased 39%), and net income increased 13%
•Efficiency ratio(a) improved approximately 5 points, adjusted efficiency(a) of 58.6% improved approximately 6 points
•Tangible book value per share ex. AOCI(a) increased 7%
    Growth:
•Generated consumer household growth of 3% compared to 1Q22
•Continued to add new quality commercial relationships
•Announced the acquisition of Big Data Healthcare, furthering peer-leading digital payments and managed services offerings

Income Statement Data
Net income available to common shareholders	$535	$699	$474
Net interest income (U.S. GAAP)	1,517	1,577	1,195
Net interest income (FTE)(a)	1,522	1,582	1,198
Noninterest income	696	735	684
Noninterest expense	1,331	1,218	1,222

Per Share Data
Earnings per share, basic	$0.78	$1.01	$0.69
Earnings per share, diluted	0.78	1.01	0.68
Book value per share	23.87	22.26	26.33
Tangible book value per share(a)	16.41	14.83	19.54

Balance Sheet & Credit Quality
Average portfolio loans and leases	$122,812	$121,371	$113,467
Average deposits	160,645	161,061	168,662
Accumulated other comprehensive loss	(4,245)	(5,110)	(1,096)
Net charge-off ratio(b)	0.26%	0.22%	0.12%
Nonperforming asset ratio(c)	0.51	0.44	0.49

Financial Ratios
Return on average assets	1.10%	1.42%	0.96%
Return on average common equity	13.7	18.8	10.0
Return on average tangible common equity(a)	20.5	29.2	13.4
CET1 capital(d)(e)	9.25	9.28	9.31
Net interest margin(a)	3.29	3.35	2.59
Efficiency(a)	60.0	52.6	64.9

Other than the Quarterly Financial Review tables beginning on page 14, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Regulation S-K that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

CEO Commentary
Fifth Third delivered strong financial results in the first quarter of 2023. We have continued to navigate the uncertain economic environment well, including delivering solid deposit outcomes throughout the first quarter. Our results reflect the strength and resiliency of our balance sheet, disciplined credit risk management, and strong and diversified revenue streams.

We generated approximately nine points of year-over-year positive operating leverage in the quarter. We also extended our track record of strong organic growth, adding net new households in consumer and new quality relationships in commercial. Furthermore, we announced the acquisition of Big Data Healthcare, which will continue to accelerate our peer-leading digital payments and managed services offerings.

While the economic environment remains uncertain, Fifth Third has spent nearly a decade focused on positioning the bank to generate sustainable financial results. As we navigate the environment, we will follow our guiding principles of stability, profitability, and growth – in that order.

Lastly, we were honored to be named one of the World’s Most Ethical Companies by Ethisphere for the fourth time. We were one of only two banks in the U.S. to receive this award, reflecting our focus on positively impacting customers, communities, and employees, while also delivering strong and sustainable financial results for our shareholders.
Investor contact: Chris Doll (513) 534-2345 | Media contact: Ed Loyd (513) 534-6397 April 20, 2023

                                      -Tim Spence, President and CEO

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,522	$1,582	$1,198	(4)%	27%
Provision for credit losses	164	180	45	(9)%	264%
Noninterest income	696	735	684	(5)%	2%
Noninterest expense	1,331	1,218	1,222	9%	9%
Income before income taxes(a)	$723	$919	$615	(21)%	18%

Taxable equivalent adjustment	$5	$5	$3	—	67%
Applicable income tax expense	160	177	118	(10)%	36%
Net income	$558	$737	$494	(24)%	13%
Dividends on preferred stock	23	38	20	(39)%	15%
Net income available to common shareholders	$535	$699	$474	(23)%	13%
Earnings per share, diluted	$0.78	$1.01	$0.68	(23)%	15%

Fifth Third Bancorp (NASDAQ®: FITB) today reported first quarter 2023 net income of $558 million compared to net income of $737 million in the prior quarter and $494 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $535 million, or $0.78 per diluted share, compared to $699 million, or $1.01 per diluted share, in the prior quarter and $474 million, or $0.68 per diluted share, in the year-ago quarter.

Diluted earnings per share impact of certain item(s) - 1Q23

(after-tax impact(f); $ in millions, except per share data)

Valuation of Visa total return swap (noninterest income)	$(24)
Restructuring severance expense	(9)
After-tax impact(f) of certain items	$(33)

Diluted earnings per share impact of certain item(s)[1]	$(0.05)

Totals may not foot due to rounding; [1]Diluted earnings per share impact reflects 689.566 million average diluted shares outstanding

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Interest Income
Interest income	$2,218	$2,080	$1,292	7%	72%
Interest expense	696	498	94	40%	640%
Net interest income (NII)	$1,522	$1,582	$1,198	(4)%	27%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	4.80%	4.40%	2.79%	40	201
Rate paid on interest-bearing liabilities	2.18%	1.56%	0.33%	62	185

Ratios
Net interest rate spread	2.62%	2.84%	2.46%	(22)	16
Net interest margin (NIM)	3.29%	3.35%	2.59%	(6)	70

Compared to the prior quarter, NII decreased $60 million, or 4%, primarily reflecting a shift to a more defensive balance sheet position in light of the environment, the impact of lower day count, and seasonally strong investment portfolio income in the prior quarter, partially offset by improved loan yields from higher market rates and the repricing benefits on fixed-rate consumer loans, as well as commercial and consumer loan growth. Defensive actions undertaken during the quarter include carrying higher levels of cash and other short-term investments, not reinvesting securities portfolio cash flows, extending terms on FHLB advances and jumbo CDs, and raising deposit rates, which resulted in minimizing the use of overnight borrowings in the short-term wholesale funding portfolio and increasing the deposit mix shift from demand to interest-bearing accounts.
Compared to the prior quarter, NIM decreased 6 bps, primarily reflecting the aforementioned deposit dynamics, partially offset by higher loan yields and the impact of lower day count. NIM results were also impacted by the decision to carry elevated liquidity given the environment, with the combination of cash and due from banks and other short term investments reaching $13 billion by quarter-end, which was an increase of 6% compared to the prior quarter and an increase of 30% compared to the third quarter of 2022.
Compared to the year-ago quarter, NII increased $324 million, or 27%, reflecting the net benefit of higher market rates, as well as growth in C&I loan balances and investment portfolio balances, partially offset by the deposit mix shift from demand to interest-bearing accounts and continued deposit repricing dynamics. Compared to the year-ago quarter, NIM increased 70 bps, reflecting the net benefit of higher market rates, growth in C&I loan balances and investment portfolio balances, and a decline in excess cash, partially offset by the aforementioned deposit dynamics and an increase in wholesale funding.

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$137	$140	$152	(2)%	(10)%
Commercial banking revenue	161	158	135	2%	19%
Mortgage banking net revenue	69	63	52	10%	33%
Wealth and asset management revenue	146	139	149	5%	(2)%
Card and processing revenue	100	103	97	(3)%	3%
Leasing business revenue	57	58	62	(2)%	(8)%
Other noninterest income	22	72	52	(69)%	(58)%
Securities gains (losses), net	4	2	(14)	100%	NM
Securities losses, net - non-qualifying hedges
on mortgage servicing rights	—	—	(1)	NM	(100)%
Total noninterest income	$696	$735	$684	(5)%	2%

Reported noninterest income decreased $39 million, or 5%, from the prior quarter, and increased $12 million, or 2%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below, including securities gains/losses which incorporate mark-to-market impacts from securities associated with non-qualified deferred compensation plans.

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	March	December	March	% Change
	2023	2022	2022	Seq	Yr/Yr
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$696	$735	$684
Valuation of Visa total return swap	31	38	11
Branch impairment charges	—	6	—
Securities (gains)/losses, net	(4)	(2)	14
Noninterest income excluding certain items(a)	$723	$777	$709	(7)%	2%

Compared to the prior quarter, noninterest income excluding certain items decreased $54 million, or 7%. Compared to the year-ago quarter, noninterest income excluding certain items increased $14 million, or 2%.
Compared to the prior quarter, service charges on deposits decreased $3 million, or 2%, primarily reflecting the market interest rate related impact of higher earnings credits. Commercial banking revenue increased $3 million, or 2%, primarily reflecting higher loan syndication revenue and corporate bond fees, partially offset by lower M&A advisory revenue and client financial risk management revenue. Mortgage banking net revenue increased $6 million, or 10%, primarily reflecting an increase in mortgage servicing revenue and a decrease in MSR asset decay. Wealth and asset management revenue increased $7 million, or 5%, primarily driven by seasonally strong tax-related private client service revenue combined with continued asset inflows. Card and processing revenue decreased $3 million, or 3%, driven by seasonally lower interchange revenue. The decline in other noninterest income was primarily driven by the recognition of tax receivable agreement revenue of $46 million in the prior quarter.
Compared to the year-ago quarter, service charges on deposits decreased $15 million, or 10%, primarily reflecting the market related impact of higher earnings credits and the elimination of consumer non-sufficient funds fees in July 2022. Commercial banking revenue increased $26 million, or 19%, primarily driven by increased loan syndication revenue, fixed income sales and trading revenue, and M&A advisory revenue, partially offset by a decrease in corporate bond fees. Mortgage banking net revenue increased $17 million, or 33%, reflecting a decrease in MSR asset decay and an increase in mortgage servicing revenue, partially offset by a decrease from MSR net valuation adjustments and lower gains on loan sales. Wealth and asset management revenue decreased $3 million, or 2%, primarily reflecting lower personal asset management revenue impacted by market valuations. Card and processing revenue increased $3 million, or 3%, driven by higher interchange revenue partially offset by higher rewards. Leasing business revenue decreased $5 million, or 8%, reflecting the disposition of LaSalle Solutions in April 2022.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$757	$655	$711	16%	6%
Net occupancy expense	81	82	77	(1)%	5%
Technology and communications	118	111	101	6%	17%
Equipment expense	37	37	36	—	3%
Card and processing expense	22	21	19	5%	16%
Leasing business expense	34	36	32	(6)%	6%
Marketing expense	29	31	24	(6)%	21%
Other noninterest expense	253	245	222	3%	14%
Total noninterest expense	$1,331	$1,218	$1,222	9%	9%

Reported noninterest expense increased $113 million, or 9%, from the prior quarter, and increased $109, or 9%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below, including restructuring severance expense reflecting proactive actions taken to reduce ongoing expenses given the operating environment.

Noninterest Expense excluding certain item(s)
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Noninterest Expense excluding certain item(s)
Noninterest expense (U.S. GAAP)	$1,331	$1,218	$1,222
Restructuring severance expense	(12)	—	—
Noninterest expense excluding certain item(s)(a)	$1,319	$1,218	$1,222	8%	8%

Compared to the prior quarter, noninterest expense excluding certain items increased $101 million, or 8%, primarily reflecting a seasonal increase in compensation and benefits expense, the impact of the FDIC assessment to increase the deposit insurance fund, and technology and communications expenses related to continued modernization investments. Noninterest expense in the current quarter included a $12 million expense related to the impact of non-qualified deferred compensation mark-to-market compared to a $6 million expense in the prior quarter (which were largely offset in net securities gains through noninterest income).

Compared to the year-ago quarter, noninterest expense excluding certain items increased $97 million, or 8%, primarily reflecting higher technology and communications expense related to continued modernization investments, the aforementioned impact of the FDIC assessment, and expenses associated with Dividend Finance and Provide. The year-ago quarter included a $12 million benefit to noninterest expense related to non-qualified deferred compensation mark-to-market (which was largely offset in net securities losses through noninterest income).

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$58,149	$57,646	$52,554	1%	11%
Commercial mortgage loans	11,121	10,898	10,521	2%	6%
Commercial construction loans	5,507	5,544	5,371	(1)%	3%
Commercial leases	2,662	2,736	2,942	(3)%	(10)%
Total commercial loans and leases	$77,439	$76,824	$71,388	1%	8%
Consumer loans:
Residential mortgage loans	$17,581	$17,577	$16,501	—	7%
Home equity	4,005	4,024	4,009	—	—
Indirect secured consumer loans	16,598	16,536	17,136	—	(3)%
Credit card	1,780	1,795	1,691	(1)%	5%
Other consumer loans	5,409	4,615	2,742	17%	97%
Total consumer loans	$45,373	$44,547	$42,079	2%	8%
Total average portfolio loans and leases	$122,812	$121,371	$113,467	1%	8%

Memo:
Average PPP loans	$66	$158	$1,012	(58)%	(93)%
Average portfolio commercial and industrial loans - excl. PPP loans	$58,083	$57,488	$51,542	1%	13%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$56	$84	$18	(33)%	211%
Consumer loans held for sale	747	1,411	3,677	(47)%	(80)%
Total average loans and leases held for sale	$803	$1,495	$3,695	(46)%	(78)%

Total average loans and leases	$123,615	$122,866	$117,162	1%	6%

Securities (taxable and tax-exempt)	$58,514	$58,489	$42,422	—	38%
Other short-term investments	5,278	6,285	28,310	(16)%	(81)%
Total average interest-earning assets	$187,407	$187,640	$187,894	—	—

Compared to the prior quarter, total average portfolio loans and leases increased 1%, reflecting an increase in both commercial and consumer portfolios. Average commercial portfolio loans and leases increased 1%, reflecting an increase in commercial and industrial (C&I) loan and commercial mortgage loan balances. Average consumer portfolio loans increased 2%, reflecting an increase in other consumer loan balances (primarily Dividend Finance).
Compared to the year-ago quarter, total average portfolio loans and leases increased 8%, reflecting an increase in both commercial and consumer portfolios. Average commercial portfolio loans and leases increased 8%, primarily reflecting an increase in C&I loan and commercial mortgage loan balances, partially offset by a decrease in commercial lease balances. Average consumer portfolio loans increased 8%, as increases in balances of both other consumer loans (primarily Dividend Finance) and residential mortgage loans were partially offset by a decrease in indirect secured consumer loan balances.
Average loans and leases held for sale were $0.8 billion in the current quarter compared to $1.5 billion in the prior quarter and $3.7 billion in the year-ago quarter. Current quarter average loans and leases held for sale were impacted by a decline in residential mortgage balances.
Average securities (taxable and tax-exempt; amortized cost) of $59 billion in the current quarter were flat compared to the prior quarter and increased $16 billion, or 38%, compared to the year-ago quarter. Average other short-term investments

(including interest-bearing cash) of $5 billion in the current quarter decreased $1 billion, or 16%, compared to the prior quarter and decreased $23 billion, or 81%, compared to the year-ago quarter.

Total period-end commercial portfolio loans and leases of $77 billion increased 1% compared to the prior quarter, primarily reflecting increases in C&I loan and commercial mortgage loan balances. Compared to the year-ago quarter, total period-end commercial portfolio loans increased 6%, primarily reflecting increases in C&I loan and commercial mortgage loan balances, partially offset by a decrease in commercial lease balances. Period-end commercial revolving line utilization was 37%, compared to 37% in the prior quarter and 36% in the year-ago quarter.
Period-end consumer portfolio loans of $46 billion increased 1% compared to the prior quarter, reflecting an increase in other consumer loan balances (primarily Dividend Finance), partially offset by a decrease in credit card balances. Compared to the year-ago quarter, total period-end consumer portfolio loans increased 6%, reflecting increases in other consumer loan balances (primarily Dividend Finance) and residential mortgage loan balances, partially offset by a decrease in indirect secured consumer loans.
Total period-end securities (taxable and tax-exempt; amortized cost) of $58 billion in the current quarter were stable compared to the prior quarter and increased $7 billion, or 14%, compared to the year-ago quarter. Period-end other short-term investments of $10 billion increased $1 billion, or 17%, compared to the prior quarter and decreased $11 billion, or 52%, compared to the year-ago quarter.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Average Deposits
Demand	$50,737	$54,550	$64,212	(7)%	(21)%
Interest checking	48,717	47,801	48,659	2%	—
Savings	23,107	23,474	22,772	(2)%	1%
Money market	28,420	28,713	30,263	(1)%	(6)%
Foreign office(g)	143	209	126	(32)%	13%
Total transaction deposits	$151,124	$154,747	$166,032	(2)%	(9)%
CDs $250,000 or less	5,173	2,748	2,376	88%	118%
Total core deposits	$156,297	$157,495	$168,408	(1)%	(7)%
CDs over $250,000	4,348	3,566	254	22%	NM
Total average deposits	$160,645	$161,061	$168,662	—	(5)%

Compared to the prior quarter, total average deposits were flat, as increases in certificates of deposit and interest checking balances were offset by a decline in demand deposit account balances. Average demand deposits represented 32% of total core deposits in the current quarter, compared to 35% in the prior quarter. Average consumer segment deposits were flat compared to the prior quarter, average commercial segment deposits decreased 2% due primarily to seasonality, and average wealth & asset management segment deposits increased 4% compared to the prior quarter. Period-end total deposits were flat compared to the prior quarter.
Compared to the year-ago quarter, total average deposits decreased 5%, reflecting the deliberate commercial deposit runoff in mid-2022. Period-end total deposits decreased 4% compared to the year-ago quarter.
The period end portfolio loan-to-core deposit ratio was 78% in the current quarter, compared to 76% in the prior quarter and 68% in the year-ago quarter. Estimated uninsured deposits were approximately $64.6 billion, or 40% of total deposits, as of quarter end.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Average Wholesale Funding
CDs over $250,000	$4,348	$3,566	$254	22%	NM
Federal funds purchased	487	264	259	84%	88%
Securities sold under repurchase agreements	327	476	491	(31)%	(33)%
FHLB advances	4,803	5,489	—	(12)%	NM
Derivative collateral and other secured borrowings	245	225	399	9%	(39)%
Long-term debt	13,510	13,425	11,165	1%	21%
Total average wholesale funding	$23,720	$23,445	$12,568	1%	89%

Compared to the prior quarter, average wholesale funding increased 1%, primarily reflecting an increase in jumbo CD balances, partially offset by lower FHLB advances.
Compared to the year-ago quarter, average wholesale funding increased 89%, as earning assets were stable and core deposits declined (predominantly due to the deliberate commercial deposit runoff in mid-2022). The growth in wholesale funding was primarily attributed to increases in FHLB advances and jumbo CD balances, as well as long-term debt issuances throughout 2022.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	March	December	September	June	March
	2023	2022	2022	2022	2022

Total nonaccrual portfolio loans and leases (NPLs)	$593	$515	$522	$539	$534
Repossessed property	8	6	6	6	5
OREO	22	18	18	14	27
Total nonperforming portfolio loans and leases and OREO (NPAs)	$623	$539	$546	$559	$566

NPL ratio(h)	0.48%	0.42%	0.44%	0.45%	0.46%
NPA ratio(c)	0.51%	0.44%	0.46%	0.47%	0.49%

Portfolio loans and leases 30-89 days past due (accrual)	$317	$364	$335	$294	$288
Portfolio loans and leases 90 days past due (accrual)	46	40	59	39	50

30-89 days past due as a % of portfolio loans and leases	0.26%	0.30%	0.28%	0.25%	0.25%
90 days past due as a % of portfolio loans and leases	0.04%	0.03%	0.05%	0.03%	0.04%

Allowance for loan and lease losses (ALLL), beginning	$2,194	$2,099	$2,014	$1,908	$1,892
Impact of adoption of ASU 2022-02	(49)	—	—	—	—
Total net losses charged-off	(78)	(68)	(62)	(62)	(34)
Provision for loan and lease losses	148	163	147	168	50
ALLL, ending	$2,215	$2,194	$2,099	$2,014	$1,908

Reserve for unfunded commitments, beginning	$216	$199	$188	$177	$182
Provision for (benefit from) the reserve for unfunded commitments	16	17	11	11	(5)
Reserve for unfunded commitments, ending	$232	$216	$199	$188	$177

Total allowance for credit losses (ACL)	$2,447	$2,410	$2,298	$2,202	$2,085

ACL ratios:
As a % of portfolio loans and leases	1.99%	1.98%	1.91%	1.85%	1.80%
As a % of nonperforming portfolio loans and leases	413%	468%	440%	408%	391%
As a % of nonperforming portfolio assets	393%	447%	420%	394%	369%

ALLL as a % of portfolio loans and leases	1.80%	1.81%	1.75%	1.70%	1.65%

Total losses charged-off	$(110)	$(103)	$(104)	$(90)	$(64)
Total recoveries of losses previously charged-off	32	35	42	28	30
Total net losses charged-off	$(78)	$(68)	$(62)	$(62)	$(34)

Net charge-off ratio (NCO ratio)(b)	0.26%	0.22%	0.21%	0.21%	0.12%
Commercial NCO ratio	0.17%	0.13%	0.17%	0.19%	0.05%
Consumer NCO ratio	0.42%	0.38%	0.28%	0.24%	0.25%

Nonperforming portfolio loans and leases were $593 million in the current quarter, with the resulting NPL ratio of 0.48%. Compared to the prior quarter, NPLs increased $78 million with the NPL ratio increasing 6 bps. Compared to the year-ago quarter, NPLs increased $59 million with the NPL ratio increasing 2 bps.
Nonperforming portfolio assets were $623 million in the current quarter, with the resulting NPA ratio of 0.51%. Compared to the prior quarter, NPAs increased $84 million with the NPA ratio increasing 7 bps. Compared to the year-ago quarter, NPAs increased $57 million with the NPA ratio increasing 2 bps.
The provision for credit losses totaled $164 million in the current quarter. The allowance for credit loss ratio represented 1.99% of total portfolio loans and leases at quarter end, compared with 1.98% for the prior quarter end and 1.80% for the year-ago quarter end. In the current quarter, the allowance for credit losses represented 413% of nonperforming portfolio loans and leases and 393% of nonperforming portfolio assets. The allowance for credit losses decreased by $49 million as a result of the adoption of ASU 2022-02, which changed the guidance for measuring expected credit losses on restructured loans. This adjustment to the ACL was applied through a cumulative effect adjustment to retained earnings.
Net charge-offs were $78 million in the current quarter, resulting in an NCO ratio of 0.26%. Compared to the prior quarter, net charge-offs increased $10 million and the NCO ratio increased 4 bps. Compared to the year-ago quarter, net charge-offs increased $44 million and the NCO ratio increased 14 bps, reflecting a normalization from near-historically low net charge-offs in the year-ago quarter.

Capital Position
	As of and For the Three Months Ended
	March	December	September	June	March
	2023	2022	2022	2022	2022
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	8.77%	8.18%	9.13%	9.35%	10.23%
Tangible equity(a)	8.39%	8.31%	8.18%	8.05%	7.98%
Tangible common equity (excluding AOCI)(a)	7.38%	7.30%	7.16%	7.01%	6.96%
Tangible common equity (including AOCI)(a)	5.49%	5.00%	4.75%	5.82%	6.48%

Regulatory Capital Ratios(d)(e)
CET1 capital	9.25%	9.28%	9.14%	8.95%	9.31%
Tier 1 risk-based capital	10.49%	10.53%	10.40%	10.23%	10.63%
Total risk-based capital	12.60%	12.79%	12.64%	12.47%	12.93%
Leverage	8.67%	8.56%	8.44%	8.30%	8.32%

The CET1 capital ratio was 9.25%, the Tangible common equity to tangible assets ratio was 7.38% excluding AOCI, and 5.49% including AOCI. The Tier 1 risk-based capital ratio was 10.49%, the Total risk-based capital ratio was 12.60%, and the Leverage ratio was 8.67%.
During the first quarter of 2023, Fifth Third repurchased approximately $200 million of its outstanding stock, which reduced common shares by approximately 5.6 million at quarter end.

Tax Rate
The effective tax rate for the quarter was 22.3% compared with 19.4% in the prior quarter and 19.2% in the year-ago quarter.
Conference Call
Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Us” then “Investor Relations”). Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address, which will be available for 30 days.
Corporate Profile
Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people, and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere's World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.

Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Investor information and press releases can be viewed at www.53.com.

Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP reconciliation beginning on page 26.
(b)Net losses charged-off as a percent of average portfolio loans and leases presented on an annualized basis.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(e)Current period regulatory capital ratios are estimated.
(f)Assumes a 23% tax rate.
(g)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(h)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. All statements other than statements of historical fact are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”).

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft, misappropriation or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates and the effects of inflation; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; (44) changes in law or requirements imposed by Fifth Third’s regulators impacting our capital actions, including dividend payments and stock repurchases; and (45) Fifth Third's ability to meet its environmental and/or social targets, goals and commitments.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.
# # #

Quarterly Financial Review for March 31, 2023

Table of Contents

Financial Highlights	14-15
Consolidated Statements of Income	16-17
Consolidated Balance Sheets	18-19
Consolidated Statements of Changes in Equity	20
Average Balance Sheet and Yield/Rate Analysis	21
Summary of Loans and Leases	22
Regulatory Capital	23
Summary of Credit Loss Experience	24
Asset Quality	25
Non-GAAP Reconciliation	26-28
Segment Presentation	29

Fifth Third Bancorp and Subsidiaries
Financial Highlights	As of and For the Three Months Ended			% / bps
$ in millions, except per share data				Change
(unaudited)	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Income Statement Data
Net interest income	$1,517	$1,577	$1,195	(4%)	27%
Net interest income (FTE)(a)	1,522	1,582	1,198	(4%)	27%
Noninterest income	696	735	684	(5%)	2%
Total revenue (FTE)(a)	2,218	2,317	1,882	(4%)	18%
Provision for credit losses	164	180	45	(9%)	264%
Noninterest expense	1,331	1,218	1,222	9%	9%
Net income	558	737	494	(24%)	13%
Net income available to common shareholders	535	699	474	(23%)	13%

Earnings Per Share Data
Net income allocated to common shareholders	$535	$698	$473	(23%)	13%
Average common shares outstanding (in thousands):
Basic	684,017	688,680	687,538	(1%)	(1%)
Diluted	689,566	694,195	696,242	(1%)	(1%)
Earnings per share, basic	$0.78	$1.01	$0.69	(23%)	13%
Earnings per share, diluted	0.78	1.01	0.68	(23%)	15%

Common Share Data
Cash dividends per common share	$0.33	$0.33	$0.30	—	10%
Book value per share	23.87	22.26	26.33	7%	(9%)
Market value per share	26.64	32.81	43.04	(19%)	(38%)
Common shares outstanding (in thousands)	680,537	683,386	685,905	—	(1%)
Market capitalization	$18,129	$22,422	$29,521	(19%)	(39%)

Financial Ratios
Return on average assets	1.10%	1.42%	0.96%	(32)	14
Return on average common equity	13.7%	18.8%	10.0%	(510)	370
Return on average tangible common equity(a)	20.5%	29.2%	13.4%	(870)	710
Noninterest income as a percent of total revenue(a)	31%	32%	36%	(100)	(500)
Dividend payout	42.3%	32.7%	43.5%	960	(120)
Average total Bancorp shareholders’ equity as a percent of average assets	8.77%	8.18%	10.23%	59	(146)
Tangible common equity(a)	7.38%	7.30%	6.96%	8	42
Net interest margin (FTE)(a)	3.29%	3.35%	2.59%	(6)	70
Efficiency (FTE)(a)	60.0%	52.6%	64.9%	740	(490)
Effective tax rate	22.3%	19.4%	19.2%	290	310

Credit Quality
Net losses charged-off	$78	$68	$34	15%	129%
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.26%	0.22%	0.12%	4	14
ALLL as a percent of portfolio loans and leases	1.80%	1.81%	1.65%	(1)	15
ACL as a percent of portfolio loans and leases(g)	1.99%	1.98%	1.80%	1	19
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.51%	0.44%	0.49%	7	2

Average Balances
Loans and leases, including held for sale	$123,615	$122,866	$117,162	1%	6%
Securities and other short-term investments	63,792	64,774	70,732	(2%)	(10%)
Assets	205,084	206,017	209,150	—	(2%)
Transaction deposits(b)	151,124	154,747	166,032	(2%)	(9%)
Core deposits(c)	156,297	157,495	168,408	(1%)	(7%)
Wholesale funding(d)	23,720	23,445	12,568	1%	89%
Bancorp shareholders' equity	17,977	16,857	21,402	7%	(16%)

Regulatory Capital Ratios(e)(f)
CET1 capital	9.25%	9.28%	9.31%	(3)	(6)
Tier 1 risk-based capital	10.49%	10.53%	10.63%	(4)	(14)
Total risk-based capital	12.60%	12.79%	12.93%	(19)	(33)
Leverage	8.67%	8.56%	8.32%	11	35

Additional Metrics
Banking centers	1,069	1,087	1,079	(2%)	(1%)
ATMs	2,118	2,132	2,201	(1%)	(4%)
Full-time equivalent employees	19,474	19,319	19,247	1%	1%
Assets under care ($ in billions)(h)	$542	$510	$549	6%	(1%)
Assets under management ($ in billions)(h)	57	55	61	4%	(7%)
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 26.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus CDs $250,000 or less.
(d)Includes CDs over $250,000, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.
(h)Assets under management and assets under care include trust and brokerage assets.

Fifth Third Bancorp and Subsidiaries
Financial Highlights
$ in millions, except per share data	As of and For the Three Months Ended
(unaudited)	March	December	September	June	March
	2023	2022	2022	2022	2022
Income Statement Data
Net interest income	$1,517	$1,577	$1,498	$1,339	$1,195
Net interest income (FTE)(a)	1,522	1,582	1,502	1,342	1,198
Noninterest income	696	735	672	676	684
Total revenue (FTE)(a)	2,218	2,317	2,174	2,018	1,882
Provision for credit losses	164	180	158	179	45
Noninterest expense	1,331	1,218	1,167	1,112	1,222
Net income	558	737	653	562	494
Net income available to common shareholders	535	699	631	526	474

Earnings Per Share Data
Net income allocated to common shareholders	$535	$698	$631	$525	$473
Average common shares outstanding (in thousands):
Basic	684,017	688,680	689,278	689,019	687,538
Diluted	689,566	694,195	694,593	694,805	696,242
Earnings per share, basic	$0.78	$1.01	$0.91	$0.76	$0.69
Earnings per share, diluted	0.78	1.01	0.91	0.76	0.68

Common Share Data
Cash dividends per common share	$0.33	$0.33	$0.33	$0.30	$0.30
Book value per share	23.87	22.26	21.30	24.56	26.33
Market value per share	26.64	32.81	31.96	33.60	43.04
Common shares outstanding (in thousands)	680,537	683,386	686,343	686,152	685,905
Market capitalization	$18,129	$22,422	$21,936	$23,055	$29,521

Financial Ratios
Return on average assets	1.10%	1.42%	1.25%	1.09%	0.96%
Return on average common equity	13.7%	18.8%	14.9%	12.3%	10.0%
Return on average tangible common equity(a)	20.5%	29.2%	21.9%	17.5%	13.4%
Noninterest income as a percent of total revenue(a)	31%	32%	31%	33%	36%
Dividend payout	42.3%	32.7%	36.3%	39.5%	43.5%
Average total Bancorp shareholders’ equity as a percent of average assets	8.77%	8.18%	9.13%	9.35%	10.23%
Tangible common equity(a)	7.38%	7.30%	7.16%	7.01%	6.96%
Net interest margin (FTE)(a)	3.29%	3.35%	3.22%	2.92%	2.59%
Efficiency (FTE)(a)	60.0%	52.6%	53.7%	55.1%	64.9%
Effective tax rate	22.3%	19.4%	22.7%	22.4%	19.2%

Credit Quality
Net losses charged-off	$78	$68	$62	$62	$34
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.26%	0.22%	0.21%	0.21%	0.12%
ALLL as a percent of portfolio loans and leases	1.80%	1.81%	1.75%	1.70%	1.65%
ACL as a percent of portfolio loans and leases(g)	1.99%	1.98%	1.91%	1.85%	1.80%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.51%	0.44%	0.46%	0.47%	0.49%

Average Balances
Loans and leases, including held for sale	$123,615	$122,866	$121,900	$120,236	$117,162
Securities and other short-term investments	63,792	64,774	63,478	64,170	70,732
Assets	205,084	206,017	206,688	205,897	209,150
Transaction deposits(b)	151,124	154,747	155,195	160,035	166,032
Core deposits(c)	156,297	157,495	157,243	162,228	168,408
Wholesale funding(d)	23,720	23,445	22,065	15,789	12,568
Bancorp shareholders’ equity	17,977	16,857	18,864	19,248	21,402

Regulatory Capital Ratios(e)(f)
CET1 capital	9.25%	9.28%	9.14%	8.95%	9.31%
Tier 1 risk-based capital	10.49%	10.53%	10.40%	10.23%	10.63%
Total risk-based capital	12.60%	12.79%	12.64%	12.47%	12.93%
Leverage	8.67%	8.56%	8.44%	8.30%	8.32%

Additional Metrics
Banking centers	1,069	1,087	1,080	1,080	1,079
ATMs	2,118	2,132	2,146	2,153	2,201
Full-time equivalent employees	19,474	19,319	19,187	19,119	19,247
Assets under care ($ in billions)(h)	$542	$510	$494	$512	$549
Assets under management ($ in billions)(h)	57	55	52	54	61
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 26.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus CDs $250,000 or less.
(d)Includes CDs over $250,000, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.
(h)Assets under management and assets under care include trust and brokerage assets.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change
(unaudited)	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,714	$1,577	$983	9%	74%
Interest on securities	439	440	294	—	49%
Interest on other short-term investments	60	58	12	3%	400%
Total interest income	2,213	2,075	1,289	7%	72%

Interest Expense
Interest on deposits	478	300	11	59%	NM
Interest on federal funds purchased	5	2	—	150%	NM
Interest on other short-term borrowings	57	53	—	8%	NM
Interest on long-term debt	156	143	83	9%	88%
Total interest expense	696	498	94	40%	640%

Net Interest Income	1,517	1,577	1,195	(4%)	27%

Provision for credit losses	164	180	45	(9%)	264%
Net Interest Income After Provision for Credit Losses	1,353	1,397	1,150	(3%)	18%

Noninterest Income
Service charges on deposits	137	140	152	(2%)	(10%)
Commercial banking revenue	161	158	135	2%	19%
Mortgage banking net revenue	69	63	52	10%	33%
Wealth and asset management revenue	146	139	149	5%	(2%)
Card and processing revenue	100	103	97	(3%)	3%
Leasing business revenue	57	58	62	(2%)	(8%)
Other noninterest income	22	72	52	(69%)	(58%)
Securities gains (losses), net	4	2	(14)	100%	NM
Securities losses, net - non-qualifying hedges on mortgage servicing rights	—	—	(1)	NM	(100%)
Total noninterest income	696	735	684	(5%)	2%

Noninterest Expense
Compensation and benefits	757	655	711	16%	6%
Net occupancy expense	81	82	77	(1%)	5%
Technology and communications	118	111	101	6%	17%
Equipment expense	37	37	36	—	3%
Card and processing expense	22	21	19	5%	16%
Leasing business expense	34	36	32	(6%)	6%
Marketing expense	29	31	24	(6%)	21%
Other noninterest expense	253	245	222	3%	14%
Total noninterest expense	1,331	1,218	1,222	9%	9%
Income Before Income Taxes	718	914	612	(21%)	17%
Applicable income tax expense	160	177	118	(10%)	36%
Net Income	558	737	494	(24%)	13%
Dividends on preferred stock	23	38	20	(39%)	15%
Net Income Available to Common Shareholders	$535	$699	$474	(23%)	13%

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2023	2022	2022	2022	2022
Interest Income
Interest and fees on loans and leases	$1,714	$1,577	$1,315	$1,081	$983
Interest on securities	439	440	414	369	294
Interest on other short-term investments	60	58	31	14	12
Total interest income	2,213	2,075	1,760	1,464	1,289

Interest Expense
Interest on deposits	478	300	112	25	11
Interest on federal funds purchased	5	2	3	1	—
Interest on other short-term borrowings	57	53	43	12	—
Interest on long-term debt	156	143	104	87	83
Total interest expense	696	498	262	125	94

Net Interest Income	1,517	1,577	1,498	1,339	1,195

Provision for credit losses	164	180	158	179	45
Net Interest Income After Provision for Credit Losses	1,353	1,397	1,340	1,160	1,150

Noninterest Income
Service charges on deposits	137	140	143	154	152
Commercial banking revenue	161	158	134	137	135
Mortgage banking net revenue	69	63	69	31	52
Wealth and asset management revenue	146	139	141	140	149
Card and processing revenue	100	103	105	105	97
Leasing business revenue	57	58	60	56	62
Other noninterest income	22	72	59	85	52
Securities gains (losses), net	4	2	(38)	(32)	(14)
Securities losses, net - non-qualifying hedges on mortgage servicing rights	—	—	(1)	—	(1)
Total noninterest income	696	735	672	676	684

Noninterest Expense
Compensation and benefits	757	655	605	584	711
Net occupancy expense	81	82	74	75	77
Technology and communications	118	111	106	98	101
Equipment expense	37	37	36	36	36
Card and processing expense	22	21	21	20	19
Leasing business expense	34	36	33	31	32
Marketing expense	29	31	35	28	24
Other noninterest expense	253	245	257	240	222
Total noninterest expense	1,331	1,218	1,167	1,112	1,222
Income Before Income Taxes	718	914	845	724	612
Applicable income tax expense	160	177	192	162	118
Net Income	558	737	653	562	494
Dividends on preferred stock	23	38	22	36	20
Net Income Available to Common Shareholders	$535	$699	$631	$526	$474

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	March	December	March
	2023	2022	2022	Seq	Yr/Yr
Assets
Cash and due from banks	$2,780	$3,466	$3,049	(20%)	(9%)
Other short-term investments	9,794	8,351	20,529	17%	(52%)
Available-for-sale debt and other securities(a)	50,719	51,503	48,832	(2%)	4%
Held-to-maturity securities(b)	2	5	6	(60%)	(67%)
Trading debt securities	1,174	414	324	184%	262%
Equity securities	323	317	358	2%	(10%)
Loans and leases held for sale	749	1,007	2,616	(26%)	(71%)
Portfolio loans and leases:
Commercial and industrial loans	57,720	57,232	53,909	1%	7%
Commercial mortgage loans	11,228	11,020	10,694	2%	5%
Commercial construction loans	5,548	5,433	5,420	2%	2%
Commercial leases	2,743	2,704	2,915	1%	(6%)
Total commercial loans and leases	77,239	76,389	72,938	1%	6%
Residential mortgage loans	17,608	17,628	17,144	—	3%
Home equity	3,958	4,039	3,916	(2%)	1%
Indirect secured consumer loans	16,484	16,552	17,424	—	(5%)
Credit card	1,761	1,874	1,690	(6%)	4%
Other consumer loans	5,807	4,998	2,753	16%	111%
Total consumer loans	45,618	45,091	42,927	1%	6%
Portfolio loans and leases	122,857	121,480	115,865	1%	6%
Allowance for loan and lease losses	(2,215)	(2,194)	(1,908)	1%	16%
Portfolio loans and leases, net	120,642	119,286	113,957	1%	6%
Bank premises and equipment	2,219	2,187	2,102	1%	6%
Operating lease equipment	578	627	622	(8%)	(7%)
Goodwill	4,915	4,915	4,514	—	9%
Intangible assets	157	169	145	(7%)	8%
Servicing rights	1,725	1,746	1,444	(1%)	19%
Other assets	12,880	13,459	12,961	(4%)	(1%)
Total Assets	$208,657	$207,452	$211,459	1%	(1%)

Liabilities
Deposits:
Demand	$49,649	$53,125	$65,590	(7%)	(24%)
Interest checking	49,924	51,653	48,836	(3%)	2%
Savings	22,563	23,469	23,622	(4%)	(4%)
Money market	28,482	28,220	29,947	1%	(5%)
Foreign office	134	182	115	(26%)	17%
CDs $250,000 or less	6,624	3,809	2,267	74%	192%
CDs over $250,000	5,599	3,232	234	73%	NM
Total deposits	162,975	163,690	170,611	—	(4%)
Federal funds purchased	177	180	250	(2%)	(29%)
Other short-term borrowings	7,364	4,838	872	52%	744%
Accrued taxes, interest and expenses	1,577	1,822	1,471	(13%)	7%
Other liabilities	5,307	5,881	7,263	(10%)	(27%)
Long-term debt	12,893	13,714	10,815	(6%)	19%
Total Liabilities	190,293	190,125	191,282	—	(1%)
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	2,116	2,116	—	—
Capital surplus	3,682	3,684	3,615	—	2%
Retained earnings	22,032	21,689	20,501	2%	7%
Accumulated other comprehensive loss	(4,245)	(5,110)	(1,096)	(17%)	287%
Treasury stock	(7,272)	(7,103)	(7,010)	2%	4%
Total Equity	18,364	17,327	20,177	6%	(9%)
Total Liabilities and Equity	$208,657	$207,452	$211,459	1%	(1%)
(a) Amortized cost	$55,958	$57,530	$50,171	(3%)	12%
(b) Market values	2	5	6	(60%)	(67%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	680,537	683,386	685,905	—	—
Treasury	243,356	240,507	237,987	—	—

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	March	December	September	June	March
	2023	2022	2022	2022	2022
Assets
Cash and due from banks	$2,780	$3,466	$3,068	$3,437	$3,049
Other short-term investments	9,794	8,351	6,594	7,419	20,529
Available-for-sale debt and other securities(a)	50,719	51,503	51,289	52,837	48,832
Held-to-maturity securities(b)	2	5	5	5	6
Trading debt securities	1,174	414	414	293	324
Equity securities	323	317	315	326	358
Loans and leases held for sale	749	1,007	1,940	2,542	2,616
Portfolio loans and leases:
Commercial and industrial loans	57,720	57,232	56,437	56,095	53,909
Commercial mortgage loans	11,228	11,020	10,947	10,748	10,694
Commercial construction loans	5,548	5,433	5,573	5,357	5,420
Commercial leases	2,743	2,704	2,821	2,850	2,915
Total commercial loans and leases	77,239	76,389	75,778	75,050	72,938
Residential mortgage loans	17,608	17,628	17,600	17,566	17,144
Home equity	3,958	4,039	4,000	3,906	3,916
Indirect secured consumer loans	16,484	16,552	16,646	17,017	17,424
Credit card	1,761	1,874	1,770	1,763	1,690
Other consumer loans	5,807	4,998	4,205	3,521	2,753
Total consumer loans	45,618	45,091	44,221	43,773	42,927
Portfolio loans and leases	122,857	121,480	119,999	118,823	115,865
Allowance for loan and lease losses	(2,215)	(2,194)	(2,099)	(2,014)	(1,908)
Portfolio loans and leases, net	120,642	119,286	117,900	116,809	113,957
Bank premises and equipment	2,219	2,187	2,155	2,118	2,102
Operating lease equipment	578	627	612	600	622
Goodwill	4,915	4,915	4,925	4,926	4,514
Intangible assets	157	169	181	194	145
Servicing rights	1,725	1,746	1,732	1,582	1,444
Other assets	12,880	13,459	14,333	13,694	12,961
Total Assets	$208,657	$207,452	$205,463	$206,782	$211,459

Liabilities
Deposits:
Demand	$49,649	$53,125	$57,601	$60,859	$65,590
Interest checking	49,924	51,653	46,985	43,338	48,836
Savings	22,563	23,469	23,771	23,748	23,622
Money market	28,482	28,220	28,707	28,792	29,947
Foreign office	134	182	185	177	115
CDs $250,000 or less	6,624	3,809	2,007	2,125	2,267
CDs over $250,000	5,599	3,232	2,396	2,135	234
Total deposits	162,975	163,690	161,652	161,174	170,611
Federal funds purchased	177	180	212	711	250
Other short-term borrowings	7,364	4,838	6,378	7,057	872
Accrued taxes, interest and expenses	1,577	1,822	1,589	1,683	1,471
Other liabilities	5,307	5,881	7,184	6,197	7,263
Long-term debt	12,893	13,714	11,712	10,990	10,815
Total Liabilities	190,293	190,125	188,727	187,812	191,282
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	2,116	2,116	2,116	2,116
Capital surplus	3,682	3,684	3,660	3,636	3,615
Retained earnings	22,032	21,689	21,219	20,818	20,501
Accumulated other comprehensive loss	(4,245)	(5,110)	(5,306)	(2,644)	(1,096)
Treasury stock	(7,272)	(7,103)	(7,004)	(7,007)	(7,010)
Total Equity	18,364	17,327	16,736	18,970	20,177
Total Liabilities and Equity	$208,657	$207,452	$205,463	$206,782	$211,459
(a) Amortized cost	$55,958	$57,530	$57,372	$56,140	$50,171
(b) Market values	2	5	5	5	6
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	680,537	683,386	686,343	686,152	685,905
Treasury	243,356	240,507	237,549	237,741	237,987

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended
	March	March
	2023	2022
Total Equity, Beginning	$17,327	$22,210
Impact of cumulative effect of change in accounting principle	37	—
Net income	558	494
Other comprehensive income (loss), net of tax:
Change in unrealized gains (losses):
Available-for-sale debt securities	600	(1,931)
Qualifying cash flow hedges	265	(373)
Change in accumulated other comprehensive income related to employee benefit plans	—	1
Comprehensive income (loss)	1,423	(1,809)
Cash dividends declared:
Common stock	(229)	(209)
Preferred stock	(23)	(20)
Impact of stock transactions under stock compensation plans, net	30	5
Shares acquired for treasury	(201)	—
Total Equity, Ending	$18,364	$20,177

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	For the Three Months Ended
$ in millions	March		December		March
(unaudited)	2023		2022		2022
	Average	Average	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$58,204	6.41%	$57,729	5.71%	$52,562	3.29%
Commercial mortgage loans(a)	11,121	5.54%	10,898	4.98%	10,529	3.00%
Commercial construction loans(a)	5,507	6.50%	5,544	5.73%	5,371	3.29%
Commercial leases(a)	2,663	3.48%	2,737	3.23%	2,943	2.85%
Total commercial loans and leases	77,495	6.19%	76,908	5.52%	71,405	3.23%
Residential mortgage loans	18,329	3.39%	18,987	3.48%	20,179	3.17%
Home equity	4,006	6.47%	4,024	5.63%	4,010	3.52%
Indirect secured consumer loans	16,598	3.95%	16,536	3.67%	17,136	3.08%
Credit card	1,780	14.16%	1,795	13.39%	1,691	12.31%
Other consumer loans	5,407	6.95%	4,616	6.27%	2,741	6.08%
Total consumer loans	46,120	4.69%	45,958	4.40%	45,757	3.68%
Total loans and leases	123,615	5.63%	122,866	5.10%	117,162	3.41%
Securities:
Taxable securities	57,110	3.06%	57,230	3.00%	41,412	2.84%
Tax exempt securities(a)	1,404	3.11%	1,259	3.02%	1,010	2.40%
Other short-term investments	5,278	4.65%	6,285	3.68%	28,310	0.18%
Total interest-earning assets	187,407	4.80%	187,640	4.40%	187,894	2.79%
Cash and due from banks	3,136		3,127		2,962
Other assets	16,687		17,351		20,186
Allowance for loan and lease losses	(2,146)		(2,101)		(1,892)
Total Assets	$205,084		$206,017		$209,150

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$48,717	2.34%	$47,801	1.63%	$48,659	0.05%
Savings deposits	23,107	0.59%	23,474	0.37%	22,772	0.02%
Money market deposits	28,420	1.20%	28,713	0.61%	30,263	0.03%
Foreign office deposits	143	1.91%	209	1.51%	126	0.04%
CDs $250,000 or less	5,173	2.67%	2,748	1.12%	2,376	0.12%
Total interest-bearing core deposits	105,560	1.67%	102,945	1.05%	104,196	0.04%
CDs over $250,000	4,348	4.15%	3,566	3.15%	254	0.85%
Total interest-bearing deposits	109,908	1.76%	106,511	1.12%	104,450	0.04%
Federal funds purchased	487	4.55%	264	3.52%	259	0.15%
Securities sold under repurchase agreements	327	0.73%	476	0.36%	491	0.01%
FHLB advances	4,803	4.44%	5,489	3.61%	—	0.15%
Derivative collateral and other secured borrowings	245	5.90%	225	4.10%	399	0.31%
Long-term debt	13,510	4.68%	13,425	4.23%	11,165	3.02%
Total interest-bearing liabilities	129,280	2.18%	126,390	1.56%	116,764	0.33%
Demand deposits	50,737		54,550		64,212
Other liabilities	7,090		8,220		6,772
Total Liabilities	187,107		189,160		187,748
Total Equity	17,977		16,857		21,402
Total Liabilities and Equity	$205,084		$206,017		$209,150
Ratios:
Net interest margin (FTE)(b)		3.29%		3.35%		2.59%
Net interest rate spread (FTE)(b)		2.62%		2.84%		2.46%
Interest-bearing liabilities to interest-earning assets		68.98%		67.36%		62.14%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 26.

Fifth Third Bancorp and Subsidiaries
Summary of Loans and Leases
$ in millions	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2023	2022	2022	2022	2022
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$58,149	$57,646	$56,646	$55,460	$52,554
Commercial mortgage loans	11,121	10,898	10,751	10,710	10,521
Commercial construction loans	5,507	5,544	5,557	5,356	5,371
Commercial leases	2,662	2,736	2,792	2,839	2,942
Total commercial loans and leases	77,439	76,824	75,746	74,365	71,388
Consumer loans:
Residential mortgage loans	17,581	17,577	17,617	17,363	16,501
Home equity	4,005	4,024	3,956	3,895	4,009
Indirect secured consumer loans	16,598	16,536	16,750	17,241	17,136
Credit card	1,780	1,795	1,756	1,704	1,691
Other consumer loans	5,409	4,615	3,819	3,125	2,742
Total consumer loans	45,373	44,547	43,898	43,328	42,079
Total average portfolio loans and leases	$122,812	$121,371	$119,644	$117,693	$113,467

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$56	$84	$3	$7	$18
Consumer loans held for sale	747	1,411	2,253	2,536	3,677
Average loans and leases held for sale	$803	$1,495	$2,256	$2,543	$3,695

Average PPP loans(a)	$66	$158	$283	$549	$1,012
Average portfolio commercial and industrial loans - excluding PPP loans	58,083	57,488	56,363	54,911	51,542
Total average portfolio commercial and industrial loans	$58,149	$57,646	$56,646	$55,460	$52,554

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$57,720	$57,232	$56,437	$56,095	$53,909
Commercial mortgage loans	11,228	11,020	10,947	10,748	10,694
Commercial construction loans	5,548	5,433	5,573	5,357	5,420
Commercial leases	2,743	2,704	2,821	2,850	2,915
Total commercial loans and leases	77,239	76,389	75,778	75,050	72,938
Consumer loans:
Residential mortgage loans	17,608	17,628	17,600	17,566	17,144
Home equity	3,958	4,039	4,000	3,906	3,916
Indirect secured consumer loans	16,484	16,552	16,646	17,017	17,424
Credit card	1,761	1,874	1,770	1,763	1,690
Other consumer loans	5,807	4,998	4,205	3,521	2,753
Total consumer loans	45,618	45,091	44,221	43,773	42,927
Total portfolio loans and leases	$122,857	$121,480	$119,999	$118,823	$115,865

End of Period Loans and Leases Held for Sale
Commercial loans and leases held for sale	$24	$73	$69	$4	$23
Consumer loans held for sale	725	934	1,871	2,538	2,593
Loans and leases held for sale	$749	$1,007	$1,940	$2,542	$2,616

Operating lease equipment	$578	$627	$612	$600	$622

Loans and Leases Serviced for Others(b)
Commercial and industrial loans	$1,090	$1,109	$1,067	$994	$993
Commercial mortgage loans	696	614	630	601	592
Commercial construction loans	386	406	421	418	502
Commercial leases	588	581	567	566	571
Residential mortgage loans	103,399	103,154	102,696	100,519	97,736
Other consumer loans	881	912	941	974	—
Total loans and leases serviced for others	107,040	106,776	106,322	104,072	100,394
Total loans and leases owned or serviced	$231,224	$229,890	$228,873	$226,037	$219,497

End of period PPP loans(a)	$48	$94	$210	$371	$737
End of period portfolio commercial and industrial loans - excluding PPP loans	57,672	57,138	56,227	55,724	53,172
Total end of period portfolio commercial and industrial loans	$57,720	$57,232	$56,437	$56,095	$53,909
(a)Paycheck Protection Program loans are included in commercial and industrial loans in the Condensed Consolidated Balance Sheets.
(b)Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	March	December	September	June	March
	2023(a)	2022	2022	2022	2022
Regulatory Capital(b)
CET1 capital	$15,727	$15,670	$15,264	$14,827	$14,937
Additional tier 1 capital	2,116	2,116	2,116	2,116	2,116
Tier 1 capital	17,843	17,786	17,380	16,943	17,053
Tier 2 capital	3,595	3,820	3,743	3,713	3,676
Total regulatory capital	$21,438	$21,606	$21,123	$20,656	$20,729
Risk-weighted assets	$170,094	$168,909	$167,060	$165,659	$160,352

Ratios
Average total Bancorp shareholders' equity as a percent of average assets	8.77%	8.18%	9.13%	9.35%	10.23%

Regulatory Capital Ratios(b)
Fifth Third Bancorp
CET1 capital	9.25%	9.28%	9.14%	8.95%	9.31%
Tier 1 risk-based capital	10.49%	10.53%	10.40%	10.23%	10.63%
Total risk-based capital	12.60%	12.79%	12.64%	12.47%	12.93%
Leverage	8.67%	8.56%	8.44%	8.30%	8.32%

Fifth Third Bank, National Association
Tier 1 risk-based capital	11.60%	11.31%	10.94%	10.58%	10.85%
Total risk-based capital	13.02%	12.81%	12.41%	12.01%	12.24%
Leverage	9.63%	9.23%	8.91%	8.61%	8.51%
(a)Current period regulatory capital data and ratios are estimated.
(b)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.

Fifth Third Bancorp and Subsidiaries
Summary of Credit Loss Experience
$ in millions	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2023	2022	2022	2022	2022
Average portfolio loans and leases:
Commercial and industrial loans	$58,149	$57,646	$56,646	$55,460	$52,554
Commercial mortgage loans	11,121	10,898	10,751	10,710	10,521
Commercial construction loans	5,507	5,544	5,557	5,356	5,371
Commercial leases	2,662	2,736	2,792	2,839	2,942
Total commercial loans and leases	77,439	76,824	75,746	74,365	71,388
Residential mortgage loans	17,581	17,577	17,617	17,363	16,501
Home equity	4,005	4,024	3,956	3,895	4,009
Indirect secured consumer loans	16,598	16,536	16,750	17,241	17,136
Credit card	1,780	1,795	1,756	1,704	1,691
Other consumer loans	5,409	4,615	3,819	3,125	2,742
Total consumer loans	45,373	44,547	43,898	43,328	42,079
Total average portfolio loans and leases	$122,812	$121,371	$119,644	$117,693	$113,467

Losses charged-off:
Commercial and industrial loans	($32)	($30)	($46)	($34)	($11)
Commercial mortgage loans	—	—	—	—	—
Commercial construction loans	(1)	—	—	(3)	—
Commercial leases	—	(6)	(1)	—	—
Total commercial loans and leases	(33)	(36)	(47)	(37)	(11)
Residential mortgage loans	(1)	(1)	(1)	—	(1)
Home equity	(1)	(2)	(2)	(3)	(2)
Indirect secured consumer loans	(23)	(21)	(18)	(14)	(16)
Credit card	(20)	(17)	(15)	(18)	(17)
Other consumer loans	(32)	(26)	(21)	(18)	(17)
Total consumer loans	(77)	(67)	(57)	(53)	(53)
Total losses charged-off	($110)	($103)	($104)	($90)	($64)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$2	$10	$12	$1	$2
Commercial mortgage loans	—	—	—	—	1
Commercial construction loans	—	—	1	—	—
Commercial leases	—	1	2	—	—
Total commercial loans and leases	2	11	15	1	3
Residential mortgage loans	1	—	2	1	2
Home equity	1	2	3	3	3
Indirect secured consumer loans	9	7	8	9	9
Credit card	5	4	3	4	4
Other consumer loans	14	11	11	10	9
Total consumer loans	30	24	27	27	27
Total recoveries of losses previously charged-off	$32	$35	$42	$28	$30

Net losses charged-off:
Commercial and industrial loans	($30)	($20)	($34)	($33)	($9)
Commercial mortgage loans	—	—	—	—	1
Commercial construction loans	(1)	—	1	(3)	—
Commercial leases	—	(5)	1	—	—
Total commercial loans and leases	(31)	(25)	(32)	(36)	(8)
Residential mortgage loans	—	(1)	1	1	1
Home equity	—	—	1	—	1
Indirect secured consumer loans	(14)	(14)	(10)	(5)	(7)
Credit card	(15)	(13)	(12)	(14)	(13)
Other consumer loans	(18)	(15)	(10)	(8)	(8)
Total consumer loans	(47)	(43)	(30)	(26)	(26)
Total net losses charged-off	($78)	($68)	($62)	($62)	($34)

Net losses charged-off as a percent of average portfolio loans and leases (annualized):
Commercial and industrial loans	0.21%	0.14%	0.24%	0.24%	0.07%
Commercial mortgage loans	0.01%	—	(0.01%)	—	(0.03%)
Commercial construction loans	0.10%	—	(0.08%)	0.23%	—
Commercial leases	(0.04%)	0.70%	(0.12%)	(0.03%)	(0.02%)
Total commercial loans and leases	0.17%	0.13%	0.17%	0.19%	0.05%
Residential mortgage loans	—	0.01%	(0.02%)	(0.02%)	(0.02%)
Home equity	(0.04%)	0.02%	(0.08%)	(0.06%)	(0.07%)
Indirect secured consumer loans	0.34%	0.32%	0.24%	0.13%	0.17%
Credit card	3.43%	2.85%	2.69%	3.26%	3.13%
Other consumer loans	1.41%	1.33%	1.10%	1.04%	1.07%
Total consumer loans	0.42%	0.38%	0.28%	0.24%	0.25%
Total net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.26%	0.22%	0.21%	0.21%	0.12%

Fifth Third Bancorp and Subsidiaries
Asset Quality
$ in millions	For the Three Months Ended
(unaudited)	March	December	September	June	March
	2023	2022	2022	2022	2022
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,194	$2,099	$2,014	$1,908	$1,892
Impact of adoption of ASU 2022-02	(49)	—	—	—	—
Total net losses charged-off	(78)	(68)	(62)	(62)	(34)
Provision for loan and lease losses	148	163	147	168	50
Allowance for loan and lease losses, ending	$2,215	$2,194	$2,099	$2,014	$1,908

Reserve for unfunded commitments, beginning	$216	$199	$188	$177	$182
Provision for (benefit from) the reserve for unfunded commitments	16	17	11	11	(5)
Reserve for unfunded commitments, ending	$232	$216	$199	$188	$177

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,215	$2,194	$2,099	$2,014	$1,908
Reserve for unfunded commitments	232	216	199	188	177
Total allowance for credit losses	$2,447	$2,410	$2,298	$2,202	$2,085

	As of
	March	December	September	June	March
	2023	2022	2022	2022	2022
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$280	$215	$254	$268	$272
Commercial mortgage loans	44	40	40	45	42
Commercial construction loans	5	8	2	4	6
Commercial leases	5	—	2	2	3
Residential mortgage loans	129	124	115	105	88
Home equity	68	67	68	72	77
Indirect secured consumer loans	27	29	15	18	22
Credit card	29	27	23	23	23
Other consumer loans	6	5	3	2	1
Total nonaccrual portfolio loans and leases	593	515	522	539	534
Repossessed property	8	6	6	6	5
OREO	22	18	18	14	27
Total nonperforming portfolio loans and leases and OREO	623	539	546	559	566
Nonaccrual loans held for sale	—	—	—	—	4
Total nonperforming assets	$623	$539	$546	$559	$570

Loans and leases 90 days past due (accrual):
Commercial and industrial loans	$17	$11	$16	$6	$9
Commercial mortgage loans	—	—	—	—	2
Commercial leases	—	2	10	1	—
Total commercial loans and leases	17	13	26	7	11
Residential mortgage loans(c)	9	7	7	8	14
Home equity	1	1	1	2	1
Indirect secured consumer loans	—	—	10	8	9
Credit card	18	18	14	13	14
Other consumer loans	1	1	1	1	1
Total consumer loans	29	27	33	32	39
Total loans and leases 90 days past due (accrual)(b)	$46	$40	$59	$39	$50
Ratios
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.26%	0.22%	0.21%	0.21%	0.12%
Allowance for credit losses:
As a percent of portfolio loans and leases	1.99%	1.98%	1.91%	1.85%	1.80%
As a percent of nonperforming portfolio loans and leases(a)	413%	468%	440%	408%	391%
As a percent of nonperforming portfolio assets(a)	393%	447%	420%	394%	369%
Nonperforming portfolio loans and leases as a percent of portfolio loans and leases(a)	0.48%	0.42%	0.44%	0.45%	0.46%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.51%	0.44%	0.46%	0.47%	0.49%
Nonperforming assets as a percent of total loans and leases, OREO, and repossessed property	0.50%	0.44%	0.45%	0.46%	0.48%
(a) Excludes nonaccrual loans held for sale.
(b) Excludes loans held for sale.
(c) Excludes government guaranteed residential mortgage loans.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “tangible book value per share (excluding AOCI),” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income", “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” “noninterest income as a percent of total revenue”, and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, noninterest income as a percent of total revenue, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	March	December	September	June	March
		2023	2022	2022	2022	2022
	Net interest income	$1,517	$1,577	$1,498	$1,339	$1,195
	Add: Taxable equivalent adjustment	5	5	4	3	3
	Net interest income (FTE) (a)	1,522	1,582	1,502	1,342	1,198

	Net interest income (annualized) (b)	6,152	6,257	5,943	5,371	4,846
	Net interest income (FTE) (annualized) (c)	6,173	6,276	5,959	5,383	4,859

	Interest income	2,213	2,075	1,760	1,464	1,289
	Add: Taxable equivalent adjustment	5	5	4	3	3
	Interest income (FTE)	2,218	2,080	1,764	1,467	1,292
	Interest income (FTE) (annualized) (d)	8,995	8,252	6,998	5,884	5,240

	Interest expense (annualized) (e)	2,823	1,976	1,039	501	381
	Average interest-earning assets (f)	187,407	187,640	185,378	184,406	187,894
	Average interest-bearing liabilities (g)	129,280	126,390	119,773	115,462	116,764

	Net interest margin (b) / (f)	3.28%	3.33%	3.21%	2.91%	2.58%
	Net interest margin (FTE) (c) / (f)	3.29%	3.35%	3.22%	2.92%	2.59%
	Net interest rate spread (FTE) (d) / (f) - (e) / (g)	2.62%	2.84%	2.91%	2.76%	2.46%

	Income before income taxes	$718	$914	$845	$724	$612
	Add: Taxable equivalent adjustment	5	5	4	3	3
	Income before income taxes (FTE)	723	919	849	727	615

	Net income available to common shareholders	535	699	631	526	474
	Add: Intangible amortization, net of tax	9	10	10	9	9
	Tangible net income available to common shareholders (h)	544	709	641	535	483
	Tangible net income available to common shareholders (annualized) (i)	2,206	2,813	2,543	2,146	1,959

	Average Bancorp shareholders’ equity	17,977	16,857	18,864	19,248	21,402
Less:	Average preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Average goodwill	(4,915)	(4,925)	(4,926)	(4,744)	(4,514)
	Average intangible assets	(163)	(176)	(188)	(158)	(150)
	Average tangible common equity, including AOCI (j)	10,783	9,640	11,634	12,230	14,622
Less:	Average AOCI	4,442	5,386	3,037	2,397	(129)
	Average tangible common equity, excluding AOCI (k)	15,225	15,026	14,671	14,627	14,493

	Total Bancorp shareholders’ equity	18,364	17,327	16,736	18,970	20,177
Less:	Preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Goodwill	(4,915)	(4,915)	(4,925)	(4,926)	(4,514)
	Intangible assets	(157)	(169)	(181)	(194)	(145)
	Tangible common equity, including AOCI (l)	11,176	10,127	9,514	11,734	13,402
Less:	AOCI	4,245	5,110	5,306	2,644	1,096
	Tangible common equity, excluding AOCI (m)	15,421	15,237	14,820	14,378	14,498
Add:	Preferred stock	2,116	2,116	2,116	2,116	2,116
	Tangible equity (n)	17,537	17,353	16,936	16,494	16,614

	Total assets	208,657	207,452	205,463	206,782	211,459
Less:	Goodwill	(4,915)	(4,915)	(4,925)	(4,926)	(4,514)
	Intangible assets	(157)	(169)	(181)	(194)	(145)
	Tangible assets, including AOCI (o)	203,585	202,368	200,357	201,662	206,800
Less:	AOCI, before tax	5,373	6,468	6,716	3,347	1,387
	Tangible assets, excluding AOCI (p)	$208,958	$208,836	$207,073	$205,009	$208,187

	Common shares outstanding (q)	681	683	686	686	686

	Tangible equity (n) / (p)	8.39%	8.31%	8.18%	8.05%	7.98%
	Tangible common equity (excluding AOCI) (m) / (p)	7.38%	7.30%	7.16%	7.01%	6.96%
	Tangible common equity (including AOCI) (l) / (o)	5.49%	5.00%	4.75%	5.82%	6.48%
	Tangible book value per share (including AOCI) (l) / (q)	$16.41	$14.83	$13.87	$17.10	$19.54
	Tangible book value per share (excluding AOCI) (m) / (q)	$22.64	$22.31	$21.60	$20.96	$21.13

Fifth Third Bancorp and Subsidiaries
Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	March	December	March
	2023	2022	2022
Net income (r)	$558	$737	$494
Net income (annualized) (s)	2,263	2,924	2,003

Adjustments (pre-tax items)
Valuation of Visa total return swap	31	38	11
Restructuring severance expense	12	—	—
Branch impairment charges	—	6	—
Adjustments, after-tax (t)(a)	33	34	8

Adjustments (tax related items)
Tax benefit associated with resolution of certain acquisition related tax matters	—	(15)	—
Adjustments (tax related items) (u)	—	(15)	—

Noninterest income (v)	696	735	684
Valuation of Visa total return swap	31	38	11
Branch impairment charges	—	6	—
Adjusted noninterest income (w)	727	779	695

Noninterest expense (x)	1,331	1,218	1,222
Restructuring severance expense	(12)	—	—
Adjusted noninterest expense (y)	1,319	1,218	1,222

Adjusted net income (r) + (t) + (u)	591	756	502
Adjusted net income (annualized) (z)	2,397	2,999	2,036

Adjusted tangible net income available to common shareholders (h) + (t) + (u)	577	728	491
Adjusted tangible net income available to common shareholders (annualized) (aa)	2,340	2,888	1,991

Average assets (ab)	$205,084	$206,017	$209,150

Return on average tangible common equity (i) / (j)	20.5%	29.2%	13.4%
Return on average tangible common equity excluding AOCI (i) / (k)	14.5%	18.7%	13.5%
Adjusted return on average tangible common equity, including AOCI (aa) / (j)	21.7%	30.0%	13.6%
Adjusted return on average tangible common equity, excluding AOCI (aa) / (k)	15.4%	19.2%	13.7%

Return on average assets (s) / (ab)	1.10%	1.42%	0.96%
Adjusted return on average assets (z) / (ab)	1.17%	1.46%	0.97%
Efficiency ratio (FTE) (x) / [(a) + (v)]	60.0%	52.6%	64.9%
Adjusted efficiency ratio (y) / [(a) + (w)]	58.6%	51.6%	64.6%
Total revenue (FTE) (a) + (v)	$2,218	$2,317	$1,882
Adjusted total revenue (FTE) (a) + (w)	$2,249	$2,361	$1,893
Pre-provision net revenue (PPNR) (a) + (v) - (x)	$887	$1,099	$660
Adjusted pre-provision net revenue (PPNR) (a) + (w) - (y)	$930	$1,143	$671
Totals may not foot due to rounding; (a) Assumes a 23% tax rate

Fifth Third Bancorp and Subsidiaries
Segment Presentation
$ in millions
(unaudited)

For the three months ended March 31, 2023	Commercial Banking	Consumer and Small Business Banking	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$980	$1,257	$101	$(816)	$1,522
Provision for credit losses	(46)	(51)	—	(67)	(164)
Net interest income after provision for credit losses	934	1,206	101	(883)	1,358
Noninterest income	336	273	138	(51)	696
Noninterest expense	(551)	(645)	(146)	11	(1,331)
Income (loss) before income taxes	719	834	93	(923)	723
Applicable income tax (expense) benefit(a)	(139)	(175)	(19)	168	(165)
Net income (loss)	$580	$659	$74	$(755)	$558

For the three months ended December 31, 2022	Commercial Banking	Consumer and Small Business Banking	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$876	$1,151	$94	$(539)	$1,582
(Provision for) benefit from credit losses	11	(46)	—	(145)	(180)
Net interest income after (provision for) benefit from credit losses	887	1,105	94	(684)	1,402
Noninterest income	349	268	133	(15)	735
Noninterest expense	(464)	(602)	(134)	(18)	(1,218)
Income (loss) before income taxes	772	771	93	(717)	919
Applicable income tax (expense) benefit(a)	(150)	(162)	(19)	149	(182)
Net income (loss)	$622	$609	$74	$(568)	$737

For the three months ended September 30, 2022	Commercial Banking	Consumer and Small Business Banking	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$596	$833	$79	$(6)	$1,502
(Provision for) benefit from credit losses	2	(34)	—	(126)	(158)
Net interest income after (provision for) benefit from credit losses	598	799	79	(132)	1,344
Noninterest income	298	286	134	(46)	672
Noninterest expense	(440)	(608)	(142)	23	(1,167)
Income (loss) before income taxes	456	477	71	(155)	849
Applicable income tax (expense) benefit(a)	(87)	(100)	(15)	6	(196)
Net income (loss)	$369	$377	$56	$(149)	$653

For the three months ended June 30, 2022	Commercial Banking	Consumer and Small Business Banking	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$555	$631	$53	$103	$1,342
Provision for credit losses	(80)	(29)	—	(70)	(179)
Net interest income after provision for credit losses	475	602	53	33	1,163
Noninterest income	356	241	132	(53)	676
Noninterest expense	(442)	(580)	(137)	47	(1,112)
Income before income taxes	389	263	48	27	727
Applicable income tax expense(a)	(72)	(55)	(10)	(28)	(165)
Net income (loss)	$317	$208	$38	$(1)	$562

For the three months ended March 31, 2022	Commercial Banking	Consumer and Small Business Banking	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$525	$517	$35	$121	$1,198
(Provision for) benefit from credit losses	34	(29)	—	(50)	(45)
Net interest income after (provision for) benefit from credit losses	559	488	35	71	1,153
Noninterest income	339	256	144	(55)	684
Noninterest expense	(479)	(601)	(142)	—	(1,222)
Income before income taxes	419	143	37	16	615
Applicable income tax expense(a)	(78)	(31)	(8)	(4)	(121)
Net income	$341	$112	$29	$12	$494
(a) Includes taxable equivalent adjustments of $5 million for the three months ended March 31, 2023 and December 31, 2022, $4 million for the three months ended September 30, 2022 and $3 million for the three months ended June 30, 2022 and March 31, 2022.